Exhibit 5.1

[Letterhead of Wilmer, Cutler & Pickering]

May 13, 2003

Danaher Corporation

2099 Pennsylvania Avenue, N.W.

Washington, DC 20006-1813

Re:	Danaher Corporation Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Danaher Corporation, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of up to 1,000,000 shares of Company common stock, par value $0.01 per share (the “Shares”) and up to $20,000,000 of Deferred Compensation Obligations that may be issued under the Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, as amended and restated effective August 1, 2003 (the “Plan”).

For the purposes of this opinion, we have examined and relied upon the following documents:

(1)	a copy of the Plan as incorporated by reference by the Registration Statement; and

(2)	a copy of the resolutions of the Compensation Committee of the Board of Directors dated March 4, 2003 adopting the Plan, as amended, subject to stockholder approval.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have assumed the accuracy of the foregoing certifications, on which we are relying, and have made no independent investigation thereof.

Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth in this letter, we are of the opinion that: (a) the Shares have been lawfully and duly authorized and will be validly issued, fully paid, and nonassessable if and when issued in accordance with the terms of the Plan and (b) the Deferred Compensation Obligations will be legally issued and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

This opinion is limited to the laws of the United States and the general corporate law of the State of Delaware. Our opinion is rendered only with respect to the laws and the rules, regulations, and orders thereunder that are currently in effect.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared for your use in connection with the filing of the Registration Statement on or about May 13, 2003, and should not be quoted in whole or in part or otherwise referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, for any other purpose without our express prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely, WILMER, CUTLER & PICKERING

By:	/s/ R. SCOTT KILGORE
R. Scott Kilgore, a partner